ITEM 6                                                                EXHIBIT 11

                      COMPUTATION OF EARNINGS PER SHARE (1)


                                     Three Months ended September 30,
                                        1997                        1996
                                     ------------               -----------
Net income                           $    393,181               $   320,762
                                     ============               ===========
Shares
  Weighted average number of
    shares outstanding                  7,740,695                 7,740,695

Assuming exercise of options              618,802                   217,844
                                     ------------               -----------
Weighted average number of
  shares outstanding,
  as adjusted                           8,359,497                 7,958,539
                                     ============               ===========
Earnings per share                     $      .05                $      .04
                                     ============               ===========
----------------

(1) Fully diluted average number of shares outstanding, as adjusted and earnings per share are the same as calculated for primary for the periods presented.

                                       E-1